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                                                                   Exhibit 99(j)



            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated November 12, 2004 in the Registration Statement (Form N-1A) and related Prospectuses and Statement of Additional Information of The First American Investment Funds, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 78 under the Securities Act of 1933 (Registration No. 033-16905) and Amendment No. 78 under the Investment Company Act of 1940 (Registration No. 811-05309) for the Small-Mid Cap Core Fund.


                                              /s/ Ernst & Young

Minneapolis, Minnesota
September 30, 2005